Exhibit 10.8
Delek US Holdings, Inc.
Description of Director Compensation
     Each non-employee director of Delek US Holdings, Inc. (the “Company”) who is not affiliated with Delek Group Ltd. will receive an annual fee of $25,000 and a fee of $1,500 per board meeting attended in person. Members of the Board committees who are non-employee directors not affiliated with Delek Group Ltd. will receive $1,000 per committee meeting attended in person. With respect to both board meetings and committee meetings, each non-employee director who is not affiliated with Delek Group Ltd. will receive 50% of such meeting fees when they participate in a board or committee meeting by telephone or other remote means rather than in person. Non-employee directors who are not affiliated with Delek Group Ltd. and who serve as the chairperson of the board or a board committee shall receive an additional annual fee of $7,500 per year.
     Beginning in 2007, each non-employee director who is not affiliated with Delek Group Ltd. will receive an annual grant of 3,000 stock options. In 2007, each such director will also receive a grant of 1,500 restricted stock units. All stock options and restricted stock units will vest ratably on each of the first, second, third and fourth anniversaries of the grant date.